As filed with the U.S. Securities and Exchange Commission on December 11, 2025

Registration No. 333-265750
Registration No. 333-212888
Registration No. 333-183339
Registration No. 333-166978
Registration No. 333-151079
Registration No. 333-145843
Registration No. 333-135126

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1 TO
FORM S-8
REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, 12th Floor
Denver, Colorado 80237
(720) 258-2130
(Address of principal executive offices, including zip code)

ModivCare Inc. Employee Stock Purchase Plan
ModivCare Inc., f/k/a The Providence Service Corporation, 2006 Long-Term Incentive Plan
ModivCare Inc., f/k/a The Providence Service Corporation, Deferred Compensation Plan
(Full titles of the plans)

L. Heath Sampson
President and Chief Executive Officer
ModivCare Inc.
6900 E. Layton Avenue, 12th Floor
Denver, Colorado 80237
(720) 258-2130

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

ModivCare Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•Registration Statement No. 333-265750, filed with the Commission on June 22, 2022, registering the offer and sale of 1,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under ModivCare Inc. Employee Stock Purchase Plan;

•Registration Statement No. 333-212888, filed with the Commission on August 4, 2016, registering the offer and sale of 1,000,000 shares of Common Stock under ModivCare Inc., f/k/a The Providence Service Corporation, 2006 Long-Term Incentive Plan (the “2006 Plan”);

•Registration Statement No. 333-183339, filed with the Commission on August 16, 2012, registering the offer and sale of 1,500,000 shares of Common Stock under the 2006 Plan;

•Registration Statement No. 333-166978, filed with the Commission on May 20, 2010, registering the offer and sale of 1,100,000 shares of Common Stock under the 2006 Plan;

•Registration Statement No. 333-151079, filed with the Commission on May 21, 2008, registering the offer and sale of 1,000,000 shares of Common Stock under the 2006 Plan;

•Registration Statement No. 333-145843, filed with the Commission on August 31, 2007, registering the offer and sale of $1,000,000 in deferred compensation obligations under the ModivCare Inc., f/k/a The Providence Service Corporation, Deferred Compensation Plan; and

•Registration Statement No. 333-135126, filed with the Commission on June 19, 2006, registering the offer and sale of 800,000 shares of Common Stock under the 2006 Plan.

On August 20, 2025, the Registrant commenced voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, providing for a court-administered reorganization pursuant to the terms of a restructuring support agreement and restructuring term sheet outlining a proposed financial restructuring.
In connection with the Chapter 11 Cases, the Registrant has terminated all offerings pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered under the Registration Statements but which remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2025.

ModivCare Inc.

By:	/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints L. Heath Sampson, Rebecca Orcutt, and Faisal Khan, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to these Post-Effective Amendments to the Registration Statements, and to sign any registration statement for the same offerings covered by these Post-Effective Amendments to the Registration Statements that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ L. Heath Sampson L. Heath Sampson	Director, President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	December 11, 2025

/s/ Rebecca Orcutt Rebecca Orcutt	Chief Accounting Officer (Principal Accounting Officer)	December 11, 2025

/s/ Leslie V. Norwalk Leslie V. Norwalk	Chairperson of the Board	December 11, 2025

/s/ Todd J. Carter Todd J. Carter	Director	December 11, 2025

/s/ Alec Cunningham Alec Cunningham	Director	December 11, 2025

/s/ Erin L. Russell Erin L. Russell	Director	December 11, 2025

/s/ Daniel B. Silvers Daniel B. Silvers	Director	December 11, 2025